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                                                                    EXHIBIT 99.1



GTX ANNOUNCES ASCO PRESENTATION OF PHASE III INTERIM ANALYSIS SHOWING ACAPODENE INCREASED BONE MINERAL DENSITY IN PROSTATE CANCER PATIENTS ON ANDROGEN DEPRIVATION THERAPY

ATLANTA, June 5 /PRNewswire-FirstCall/ -- GTx, Inc., (Nasdaq: GTXI), the Men's Health Biotech Company, announced that positive results of its Phase III interim analysis showing ACAPODENE(R) (toremifene citrate) in an 80 mg dose increased bone mineral density (BMD) in prostate cancer patients on androgen deprivation therapy (ADT) are being presented today at the 42nd Annual Meeting of the American Society of Clinical Oncology (ASCO). The planned interim analysis was performed in December 2005 in patients participating in GTx's pivotal Phase III clinical trial evaluating ACAPODENE for the treatment of multiple side effects of ADT.

ADT is mainstay therapy for men with advanced prostate cancer. Patients on ADT may experience multiple serious side effects, including osteoporosis and fractures, adverse lipid changes, hot flashes, and painful breast swelling. On average, prostate cancer patients on ADT who develop bone fractures have a shorter life expectancy. GTx is conducting its fully enrolled pivotal Phase III clinical trial evaluating ACAPODENE(R) for the treatment of multiple side effects of ADT in nearly 1,400 patients in over 150 sites in the United States and Mexico. The primary endpoint of this 2 year study is the reduction of vertebral fractures.

Matthew Smith, M.D., Ph.D., Associate Professor of Medicine at Harvard Medical School and the trial's lead Principal Investigator, is presenting the results of the interim analysis of BMD in 197 prostate cancer patients on ADT who completed one year of the study. Prostate cancer patients on ADT treated with ACAPODENE(R) had highly statistically significant increases in BMD in all skeletal sites assessed, including lumbar spine, hip, and femur, when compared to those men taking placebo. This Phase III interim analysis represents the largest prospective study to date evaluating the use of a selective estrogen receptor modulator to treat osteoporosis in men on ADT. GTx expects to report final data from the trial in the second half of 2007.

The schedule and meeting place for the session, together with the abstract number, are listed below:

Monday, June 5, 2006 at 2:00 p.m. to 6:00 p.m. - Poster Discussion Abstract No. 4553; Poster No. 1
"Toremifene citrate increases bone mineral density in men receiving androgen deprivation therapy for prostate cancer."
Presenter: MR Smith, M.D., Ph.D.
Location: Building B, Level 4, Room B401

About GTx

GTx, headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics for cancer and serious conditions related to men's health. GTx's lead drug discovery and development programs are focused on small molecules that selectively modulate the effects of estrogens and androgens, two essential classes of hormones. GTx is developing ACAPODENE(R) (toremifene citrate), a selective



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estrogen receptor modulator, or SERM, in two separate clinical programs in men:
first, a pivotal Phase III clinical trial for the treatment of serious side effects of androgen deprivation therapy for advanced prostate cancer, and second, a pivotal Phase III clinical trial for the prevention of prostate cancer in high risk men with high grade PIN. GTx also is developing ostarine, a selective androgen receptor modulator, or SARM, for a variety of indications including muscle wasting and bone loss in frail elderly patients, osteoporosis, muscle wasting in end stage renal disease patients, and severe burn wounds and associated muscle wasting. GTx has licensed to Ortho Biotech Products, L.P., a subsidiary of Johnson & Johnson, another of its SARMs, andarine, under a joint collaboration and license agreement.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx's current expectations. Forward-looking statements involve risks and uncertainties. GTx's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks that (i) GTx will not be able to commercialize its product candidates if clinical trials do not demonstrate safety and efficacy in humans; (ii) GTx may not be able to obtain required regulatory approvals to commercialize its product candidates; (iii) GTx's clinical trials may not be completed on schedule, or at all, or may otherwise be suspended or terminated; and (iv) GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx's Quarterly Report on Form 10-Q filed on May 5, 2006 contains a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SOURCE GTx, Inc.

CONTACT: McDavid Stilwell, Manager, Corporate Communications & Financial Analysis, GTx, Inc., +1-901-523-9700.